ELECTROGLAS ANNOUNCES APPOINTMENT OF
WARREN C. KOCMOND, JR.  AS CHIEF EXECUTIVE OFFICER

SAN JOSE, CALIF.—February 9, 2009 —Electroglas, Inc.  (Nasdaq:EGLS) (the “Company”), a leading supplier of wafer probers and prober-based test handling solutions for the semiconductor industry, today announced that Thomas M. Rohrs will become Executive Chairman of the Board and that Warren C. Kocmond, Jr.  has accepted the Company’s offer to become its Chief Executive Officer, effective February 9, 2009.  Mr. Kocmond has served as the Chief Operating Officer of the Company since May 2008.

“This is the culmination of a succession plan that we have been implementing over the past nine months,” said Mr. Rohrs.  “I am very pleased to promote Warren to be our CEO.  During his tenure as COO, Warren has been invaluable in sizing the Company’s prober business for today’s depressed market and he continues to develop our Motion Control Advanced Technology business into an industry leader.”

“Though economic conditions have been very challenging, under Tom's steady hand we have continued development on our cutting edge technology 300mm prober and we have concurrently branched into multiple alternate use markets for our motion control system,” said Mr. Kocmond.  “Additionally, our recently announced initiative to pursue strategic alternatives will enable us to continue what has been a strong technology legacy that has been going on for over forty years. We are grateful for Tom's significant contributions and look forward to his ongoing sage advice in his role as Executive Chairman. "

Mr. Kocmond has been the Chief Operating Officer of the Company since May 2008.  Prior to joining Electroglas, Mr. Kocmond was the Senior Vice President of Global Operation for Affymetrix, Inc., from April 2007 to May 2008; the Chief Executive Officer of Earth Renewable Energy from May 2006 to April 2007; and, from April 2004 to May 2006, the Chief Operating Officer for Asyst Technologies. From March 1999 to April 2004, Mr. Kocmond was at Applied Materials, Inc. as the Vice President of Applied Global Services.  Mr. Kocmond has also held manufacturing, operations, and technology positions at Hewlett-Packard Company, and Silicon Graphics, Inc.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 16,500 systems worldwide. Electroglas’ stock trades on the NASDAQ Capital Market under the symbol “EGLS.” More information about the Company and its products is available at www.electroglas.com.

Safe Harbor Statement
This news release contains forward-looking statements, including statements relating to continued development of our cutting edge technology and our initiative to pursue strategic alternatives.  These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that our cutting edge technology and pursuit of strategic alternatives will not result in broad market acceptance of our products or increased revenue as a result of adverse changes in global and domestic economic conditions, a prolonged downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas' products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended May 31, 2008 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

Contact:
Investor Relations
Electroglas, Inc.
Candi Lattyak
+1 408.528.3801
clattyak@electroglas.com